Exhibit 21

SUBSIDIARIES OF METHODE ELECTRONICS, INC.

Subsidiary (1)	Jurisdiction of Incorporation

ABAS, Inc.	Delaware
Active Energy Solutions, Inc.	Delaware
Advanced Molding and Decoration S.A. de C.V.	Mexico
Dabir Surfaces, Inc.	Delaware
Floduval S.A.	Belgium
Hetronic International, Inc.	Delaware
Hetronic Italy S.R.L.	Italy
Hetronic Midwest, LLC	Delaware
Hetronic Swiss AG	Switzerland
Hetronic USA, Inc.	Delaware
IRU Resources S.A. De C.V.	Mexico
KBA, Inc.	Delaware
Magna-Lastic Devices, Inc.	Delaware
Methode Development Company	Delaware
Methode Data Solutions Group Europe, Ltd	Malta
Methode Electronics Asia Pte, Ltd.	Singapore
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics India, Private Ltd.	India
Methode Electronics International GmbH	Germany
Methode Electronics Malta Holdings Ltd.	Malta
Methode Electronics Malta Ltd.	Malta
Methode Electronics Malta Mriehel Limited	Malta
Methode Electronics Mediterranean Company Ltd.	Malta
Methode Electronics Middle East, S.A.L.	Lebanon
Methode Electronics (Shanghai) Co. Ltd.	China
Methode Electronics U.K. Ltd.	United Kingdom
Methode Mexico, S.A. de C.V.	Mexico
Methode Surface Treatment (Zhenjiang), Co., Ltd.	China
Pacific Insight Electronics Corp.	Canada
Pacific Insight Electronics USA Corp.	Michigan
Pacific Insight Mexico S.A. de C.V.	Mexico
Procoplast S.A.	Belgium
Proco-Immo S.A.	Belgium
Samaya Electronics Egypt, Ltd.	Egypt
TouchSensor Technologies, L.L.C.	Delaware

(1) All subsidiaries are 100% owned, except Hetronic Midwest which is 40% owned.